EXHIBIT 99.1


                 Magnetek Raises Equity to Repay Debt

    LOS ANGELES--(BUSINESS WIRE)--Oct. 9, 2003--Magnetek, Inc. (NYSE:
MAG) announced today that it has received commitments from a small number of investors to purchase up to 4.2 million new shares of Magnetek common stock, discounted 8% from the $5.10 closing price of the stock on the New York Stock Exchange on October 8, 2003. The shares will be issued in a private placement with registration rights. No warrants or other rights will be issued with the shares.
    Magnetek is a leading manufacturer of digital power components and systems used in telecom, datacom, data storage, motion control, alternative energy and other applications requiring highly precise, reliable, energy-efficient power. According to Magnetek chief executive Andrew Galef, proceeds from the stock placement will be used to pay off most of the Company's bank debt.
    Listed on the New York Stock Exchange, Magnetek had 23,541,147 shares of common stock outstanding as of September 5, 2003. The Company operates research and manufacturing facilities in North America, Europe and China, and reported revenue of $202 million for its most recent fiscal year ended June 30, 2003.
    The securities to be issued in the private placement will not be registered under the Securities Act of 1933, as amended, upon issuance, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. This announcement is not an offer to sell securities of Magnetek, and is issued pursuant to Rule 135c of the Securities Act of 1933, as amended. Any opportunity to participate in the private placement was available to a very limited group of investors.
    More information about Magnetek is available on the Company's website: www.magnetek.com.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for fiscal 2004, ending June 30, 2004. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market recoveries may manifest themselves and the actual effects such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek, Inc.
             Bob Murray, 310-689-1610
             bmurray@magnetek.com